EXHIBIT 99.2

NOTICE OF REDEMPTIO N

to the Holders of

AMERICAN PACIFIC CORPORATION

9% SENIOR NOTES DUE 2015

CUSIP NUMBER: 028740 AF5

On behalf of American Pacific Corporation, notice is hereby given that pursuant to paragraph 5(a) of the Notes and Section 3.7 of the Indenture dated as of February 6, 2007 between American Pacific Corporation (the “Company”) and Wells Fargo Bank, National Association (the “Trustee”), the Company has elected to redeem the remaining outstanding principal balance of its outstanding 9% Senior Notes due 2015 on November 25, 2012 (the “Redemption Date”) at a redemption price of 102.250% plus accrued and unpaid interest to the Redemption Date (the “Redemption Price”). Terms used in this Notice of Redemption and not otherwise defined shall have the meanings assigned to them in the Indenture.

On the Redemption Date, the Redemption Price shall become due and payable upon each outstanding Note. Payment of the Redemption Price shall be made, on or after the Redemption Date, at the office of the Trustee. FROM AND AFTER THE REDEMPTION DATE, ALL INTEREST ON THE NOTES SHALL CEASE TO ACCRUE.

The Trustee will act as Paying Agent with respect to the redemption of the Note. As required by the Indenture, the Note must be presented and surrendered to the Paying Agent in order to receive payment of the Redemption Price. Payment of the Redemption Price including the accrued interest to the Redemption Date will be made on or after the Redemption Date, upon presentation and surrender of the Note to the Trustee at one of the addresses set forth below:

Registered/Certified Mail:	Air Courier:	In Person:
Wells Fargo Bank N.A.	Wells Fargo Bank N.A.	Wells Fargo Bank
Corporate Trust Operations	Corporate Trust Operations	Northstar East Building
PO Box 1517	N9303-121	608 2nd Ave So., 12th Fl.
Minneapolis, MN 55480-1517	Sixth & Marquette Ave.	Minneapolis, MN 55479
Minneapolis, MN 55479

A $25.00 wire transfer fee will be deducted from each payment requested to be made by wire. When inquiring about this redemption, please inform the customer service representative of the CUSIP number of the affected security. Customer Service can be reached TOLL FREE at 1-800-344-5128.

Unless the Company defaults in making the Redemption Payment, interest on the Notes will cease to accrue on and after the Redemption Date, and the only remaining right that the holder of the Note will have with respect to the Note is to receive payment of the Redemption Price upon surrender to the Paying Agent of the Note.

IMPORTANT TAX INFORMATION

Under the Internal Revenue Code of 1986, the Paying Agent may be obligated to withhold 28% from payments of the Redemption Price to holders who have failed to furnish the Paying Agent with a correct Taxpayer Identification Number. To avoid the application of these provisions, a holder should submit its certified Taxpayer Identification Number on a properly completed IRS Form W-9 (available at http://www.irs.gov) when presenting its certificates (or should submit a properly completed IRS Form W-8BEN or other certification establishing an exemption from withholding, if applicable).

Dated: October 26, 2012	American Pacific Corporation

By: Wells Fargo Bank, National Association, as Trustee

*This CUSIP Number has been assigned to this issue by Standard & Poor’s Corporation and is included solely for the convenience of the Note holders. None of the Company, the Trustee or the Paying Agent shall be responsible for the selection or use of this CUSIP Number and no representation is made as to the correctness or accuracy of the CUSIP number listed in any redemption notice or printed on the Notes.